Exhibit 10.17
THE J. M. SMUCKER COMPANY
SPECIAL ONE-TIME GRANT
RESTRICTED STOCK AGREEMENT
     WHEREAS, «Formal_Name» «Last_Name» (the “Grantee”) is an employee of The J. M. Smucker Company, an Ohio corporation, or one of its subsidiaries (hereinafter called the “Company”); and
     WHEREAS, the Company, The Procter & Gamble Company (“P&G”), The Folgers Coffee Company, a wholly owned subsidiary of P&G (“Folgers”), Moon Merger Sub., a wholly owned subsidiary of the Company, has entered into a Transaction Agreement (the “Agreement”), dated June 4, 2008, pursuant to which the Company will acquire Folgers from P&G (the “Transaction”);
     WHEREAS, in accordance with the provisions of Article V of the Agreement, the Company has agreed, subject to the closing of the Transaction, and satisfaction of certain other conditions contained therein and in the ancillary documents executed in connection with the Transaction, to make a special one-time grant of restricted shares to employees of Folgers and its subsidiaries;
     WHEREAS, the Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company, on October 20, 2008, authorized this special one-time grant of restricted shares (as defined below), subject to the closing of the Transaction and satisfaction of other conditions precedent to be effective on November 18, 2008 (the “Date of Grant”);
     WHEREAS, the execution of an agreement in the form hereof (this “Agreement”) has been authorized by a resolution of the Committee of the Board of Directors of the Company, pursuant to The J. M. Smucker Company 2006 Equity Compensation Plan (the “Plan”), as of October 20, 2008;
     NOW, THEREFORE, the Company hereby grants to the Grantee «Restricted_Stock_Award» shares of Restricted Stock (as defined in the Plan) (the “Restricted Stock”), effective as of the Date of Grant, subject to the terms and conditions of the Plan and the following additional terms, conditions, limitations and restrictions.
ARTICLE I
DEFINITIONS
     All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan.

ARTICLE II
CERTAIN TERMS OF THE RESTRICTED STOCK
     1. Issuance of Restricted Stock. The Restricted Stock covered by this Agreement shall be issued to the Grantee effective upon the Date of Grant. The Common Shares subject to this grant of Restricted Stock shall be registered in the Grantee’s name and shall be fully paid and nonassessable. Any certificates or evidence of award shall bear an appropriate legend referring to the restrictions hereinafter set forth.
     2. Restrictions on Transfer of Shares. The Common Shares subject to this grant of Restricted Stock may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to the Company, unless the Restricted Stock has become nonforfeitable as provided in Section 3 hereof; provided, however, that the Grantee’s rights with respect to such Common Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 2 of this Article II shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Common Shares. The Company in its sole discretion, when and as permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the Common Shares subject to this grant of Restricted Stock.
     3. Vesting of Restricted Stock.
          (a) All of the Restricted Stock covered by this Agreement shall become nonforfeitable on the third anniversary of the Date of Grant (November 18, 2011), if the Grantee shall have remained in the continuous employ of the Company or a Subsidiary during that three-year period.
          (b) Notwithstanding the provisions of Section 3(a) of this Article II, all of the Restricted Stock covered by this Agreement shall immediately become nonforfeitable (i) if the Grantee dies or becomes permanently disabled while in the employ of the Company or a Subsidiary during the three-year period from the Date of Grant, (ii) after the lapse of a period of two years from the date upon which the Transaction closed, the Grantee elects to retire and either (A) has reached the age of 60 with at least ten years of service with P&G or Folgers, or (B) has reached the age of 55 with at least 20 years of service with P&G or Folgers, or (iii) if a Change in Control occurs during the three-year period from the Date of Grant while the Grantee is employed by the Company or a Subsidiary.
          (c) Notwithstanding the provisions of Section 3(a) of this Article II, if the Grantee leaves the employ of the Company or a Subsidiary within three years from the Date of Grant under circumstances determined by the Committee to be for the convenience of the Company (which shall include elimination of Grantee’s position with the Company other than based upon the Detrimental Activity of the Grantee), the Committee may, when and as permitted by the Plan, determine that all of the Restricted Stock covered by this Agreement shall become nonforfeitable.

          (d) The Grantee hereby represents and warrants that (taking into account the Common Shares subject to this grant of Restricted Stock and the maximum amount of other Common Shares that the Grantee, and any other member of a coordinating group of which the Grantee is a member, may become entitled to pursuant to any then outstanding grants made to the Grantee, or any other member of any such group, under the Plan or otherwise) the Grantee will not upon the Date of Grant nor at any time up to and including the time the Restricted Stock becomes nonforfeitable, be a ten-percent shareholder or a controlling shareholder, and the Grantee will not be a member of a coordinating group that is a ten-percent shareholder or a controlling shareholder. The Grantee further covenants that, upon the Committee’s request, the Grantee shall provide such other evidence as may be requested to support the statements of the immediately preceding sentence. For purposes of this Agreement, the terms “coordinating group,” “ten-percent shareholder” and “controlling shareholder” have the meanings ascribed to such terms in United States Treasury Regulation Section 1.355-7(h) promulgated under Section 355 of the Code.
     Notwithstanding anything in this Section 3 of this Article II to the contrary, if the Committee determines in its absolute discretion that the Grantee would be, or a coordinating group of which the Grantee is a member would be, a ten-percent shareholder or a controlling shareholder (taking into account the Common Shares subject to this grant of Restricted Stock and the maximum amount of other Common Shares that the Grantee and all members of such coordinating group, if any, may become entitled to pursuant to any then outstanding grants made to the Grantee under the Plan or otherwise) immediately following the time that the Restricted Stock would otherwise become nonforfeitable pursuant to this Section 3 of this Article II, the Restricted Stock shall be forfeited and the Committee shall, in its absolute discretion, determine such other means, if any, of compensating the Grantee in lieu of the Restricted Stock. In the event of a forfeiture, any certificate(s) representing the Restricted Stock or any evidence of direct registration representing the Restricted Stock covered by this Agreement shall be cancelled.
     4. Forfeiture of Shares. The Restricted Stock shall be forfeited, except as otherwise provided in Section 3 above, if the Grantee ceases to be employed by the Company or a Subsidiary prior to three years from the Date of Grant or in the event the Board determines the Grantee has engaged in Detrimental Activity as such term is defined in the Plan. In the event of a forfeiture, any certificate(s) representing the Restricted Stock or any evidence of direct registration representing the Restricted Stock covered by this Agreement shall be cancelled.
     5. Dividend, Voting and Other Rights. (a) Except as otherwise provided herein, from and after the Date of Grant, the Grantee shall have all of the rights of a shareholder with respect to the Restricted Stock covered by this Agreement, including the right to vote such Restricted Stock and receive any dividends that may be paid thereon; provided, however, that any additional Common Shares or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation, or reorganization or any other change in the capital structure of the Company shall be subject to the same restrictions as the Restricted Stock covered by this Agreement.
          (b) Cash dividends on the Restricted Stock covered by this Agreement shall be paid to the Grantee pursuant to the Company’s Amended and Restated Articles of

Incorporation and reported on the Grantee’s annual wage and tax statement (Form W-2) as compensation.
     6. Retention of Stock Certificate(s) by the Company. Certificates representing shares of Restricted Stock, if any, will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Grantee in whose name such certificates are registered, endorsed in blank and covering such shares, until all restrictions thereon will have lapsed.
ARTICLE III
GENERAL PROVISIONS
     1. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
     2. Withholding Taxes. To the extent that the Company or any Subsidiary is required to withhold any federal, state, local or foreign tax in connection with any delivery of Common Shares pursuant to this Agreement, and the amounts available to the Company or such Subsidiary are insufficient, it shall be a condition to the receipt of such delivery that the Grantee make arrangements satisfactory to the Company or such Subsidiary for payment of the balance of such taxes required to be withheld.
     3. Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company or Subsidiary, by reason of the (i) transfer of his employment among the Company and its Subsidiaries or (ii) a leave of absence approved by a officer of the Company or a Subsidiary.
     4. Right to Terminate Employment. No provision of this Agreement shall limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of the Grantee at any time. Nothing herein shall be deemed to create a contract or a right to employment with respect to the Grantee.
     5. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement, or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
     6. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall impair the rights of the Grantee under this Agreement without the Grantee’s consent.

     7. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
     8. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Stock.
     9. Governing Law. This Agreement is made under, and shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.
     This Agreement is executed by the Company as of the 18th day of November 2008.

THE J. M. SMUCKER COMPANY
/s/ M. Ann Harlan
By:	M. Ann Harlan
Title:	Vice President, General Counsel, and Secretary

     The undersigned hereby acknowledges receipt of an executed original of this Restricted Stock Agreement, together with a copy of the Plan Prospectus, dated September 28, 2006, summarizing key provisions of the Plan, and accepts the award of Restricted Stock granted hereunder on the terms and conditions set forth herein and in the Plan and agrees to be bound by the covenants and terms and conditions set forth herein and in the Plan.

Date: , 2008
Grantee: «Formal_Name» «Last_Name»